EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 14, 2021 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of March 31, 2021, of $34.1 million, an increase of approximately $0.3 million since December 31, 2020. Net asset value per share increased to $2.52 as of March 31, 2021 from $2.50 as of December 31, 2020. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Net assets	$34,075	$33,777	$37,431	$41,469	$38,895
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$2.52	$2.50	$2.77	$3.07	$2.88

The increase in overall net asset value during the first quarter of 2021 was due to an increase in the fair value of Equus Energy, LLC, from $7.0 million to $8.5 million. This was due to price increases for crude and natural gas during the quarter, and recent comparable transactions in the Permian Basin where Equus Energy holds its working interests. A number of acquisitions that were completed in late 2020 and the first quarter of 2021 were concentrated in the Permian Basin and were made at imputed acreage values considerably in excess of values ascribed to such acreage in the past several years.

Among the various leasehold rights held by Equus Energy is a 50% working interest in 2,400 acres in the Permian Basin known as the Conger Field, as well as working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the ‘Eagle Ford Shale’ play. The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

Significant Events During the Quarter

•	Authorization to Withdraw BDC Election— On January 20, 2021, holders of a majority of the Company’s outstanding common stock authorized the Equus Board of Directors, on or before August 31, 2021, to cause the Company’s withdrawal of its election to be classified as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”). This authorization is a consequence of the Company’s expressed intent to transform Equus into an operating company or a permanent capital vehicle instead of a BDC regulated under the 1940 Act.

•	Increase in Authorized Shares—Also on January 20, 2021, holders of a majority of the outstanding common stock of Equus approved the restatement of its Certificate of Incorporation to increase the number of the Company’s authorized shares of common stock from 50,000,000 to 100,000,000, and the number of the Company’s authorized shares of preferred stock from 5,000,000 to 10,000,000. The increase is intended to help facilitate the transformation of Equus into an operating company and provide sufficient authorized shares to evaluate larger business concerns as possible acquisition or merger candidates.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.